Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Digital Realty Trust, Inc.:

We consent to the use of our reports dated March 1, 2017, with respect to:

i.	the consolidated balance sheets of Digital Realty Trust, Inc. and subsidiaries as of December 31, 2016 and 2015, and the related consolidated income statements, statements of comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the related financial statements schedule III, properties and accumulated depreciation; and

ii.	the effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2016;

which reports appear in the December 31, 2016 annual report on Form 10-K of Digital Realty Trust, Inc. and Digital Realty Trust, L.P. incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 1, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of Digital Realty Trust, Inc.’s internal control over financial reporting as of December 31, 2016, the European Portfolio’s internal control over financial reporting associated with total assets of $1.0 billion and total revenues of $55 million included in the consolidated financial statements of Digital Realty Trust, Inc. and subsidiaries as of and for the year ended December 31, 2016. Our audit of internal control over financial reporting of Digital Realty Trust, Inc. also excluded an evaluation of the internal control over financial reporting of the European Portfolio.

/s/ KPMG LLP

San Francisco, California

October 5, 2017